Exhibit 10.1

Sonus Networks, Inc.

7 Technology Park Drive, Westford, MA 01886

May 13, 2008

Mr. Richard N. Nottenburg

Dear Richard:

I am pleased to provide you in this letter (the “Agreement”) with the terms and conditions of our offer of employment to you by Sonus Networks, Inc. (the “Company”).

1.             Position.  The Company agrees to employ you as its President and Chief Executive Officer, with the powers and duties consistent with such position.  You shall report to the Board of Directors of the Company.  You also will be appointed as a member of the Board of Directors, subject to re-election at the 2009 Annual Shareholders Meeting to a three-year term.

As a full-time employee of the Company, you will be expected to devote all of your business time and energies to the business and affairs of the Company, however, subject to board approval, you may (i) serve as the member of the Board of Directors of up to two other companies provided that neither competes with the Company and such service does not substantially interfere with your ability to serve as the Company’s President and Chief Executive Officer, and (ii) participate in charitable activities and serve as a member of the Board of Directors of any charitable entities.

2.             Commencement Date/Nature of Relationship.  Your employment shall commence no later than June 14, 2008 (the “Commencement Date”). Subject to the severance and other provisions of paragraph 8 below, your employment shall not be for any specified period of time.  Employment at Sonus Networks, Inc. is “at will” and either you or the Company may terminate the employment relationship at any time and for any reason or no reason, subject to the provisions of paragraph 8 below.

3.             Compensation. During your employment with the Company, you shall receive the following compensation:

(a)                                  Base Compensation.  Your initial base salary (“Base Salary”) will be at the annualized rate of $500,000 paid twice monthly in accordance with the Company’s normal payroll practices.  The Company will review your Base Salary on an annual basis and such base salary may be adjusted at the discretion of the Compensation Committee of the Board of Directors; provided that you may elect to terminate your employment for Good Reason under Section 8(b)(ii)(C) below if the Compensation Committee reduces your Base Salary.

(b)                                 Target Bonus.  You will be eligible to participate in the Officer Bonus Program during each year you are employed by the Company with a target bonus of at least 80% of your then-current annual base salary (“Target Bonus”).  For 2008, your Target Bonus will be pro-rated for the number of days in 2008 that you are employed with the Company and your pro rata Target Bonus for 2008 is guaranteed and payable by March 15, 2009. Specific objectives for your Target Bonus for 2008 will be agreed upon with the Compensation Committee of the Board of Directors within the first sixty (60) days of your employment for 2008 and on or about January 1 of each subsequent calendar year with respect to an award for such year. Your annual bonus shall be paid as soon as practicable following the Company’s public disclosure of its financial results for the applicable bonus year.

(c)	Stock Option Grants. You will be granted non-qualified options to purchase Sonus common stock as follows:

(i)

You will be granted an option to purchase 500,000 shares of common stock under the Company’s 2007 Stock Plan, subject to the terms of the Plan and the terms of the Company’s stock option agreement which shall reflect the terms of this Agreement. The grant date will be on the first 15th day of the month in or following your Commencement Date or the first business day thereafter if that day is not a business day. The per share exercise price will be the per share closing price of the Company’s common stock on the grant date (“2008 Option Exercise Price”). Subject to the provisions of this Agreement, the option shall vest and become exercisable as follows: (A) 25% of the shares (125,000 shares) shall vest on the first anniversary of the Commencement Date and, (B) the remaining 75% of the shares (375,000 shares) shall vest in equal monthly increments of 2.0833% of the shares (10,417 shares per month) thereafter through the fourth anniversary of the Commencement Date;

(ii)

On January 15, 2009, you will be granted an option to purchase 500,000 shares of common stock under the Company’s 2007 Stock Plan, subject to your continued employment on January 15, 2009, the terms of the Plan and the terms of the Company’s stock option agreement which shall reflect the terms in this Agreement. The per share exercise price will be the per share closing price of the Company’s common stock on the date of grant (“2009 Option Exercise Price”). Subject to the provisions of this Agreement, the option shall vest and become exercisable as follows: (A) 25% of the shares (125,000 shares) on the first anniversary of the Commencement Date, (B) the remaining 75% of the shares (375,000 shares) shall vest in equal monthly increments of 2.0833% of the shares (10,417 shares per month) thereafter through the fourth anniversary of the Commencement Date. The obligation to grant this option, or an equivalent value of an option for stock in the Acquirer, shall survive an Acquisition (as defined below) and be binding upon an Acquirer.

(d)	Restricted Stock Grants. You will be granted Restricted Shares of the Company’s common stock, $0.001 par value per share (“Restricted Shares”) as follows:

(i)

You will be granted 500,000 shares of the Company’s common stock under the Company’s 2007 Stock Plan, subject to the terms of the Plan and the Company’s restricted stock agreement, which shall reflect the terms of this Agreement. The grant date will be on the first 15th day of the month in or following your Commencement Date or the first business day thereafter if that day is not a business day. The Restricted Shares shall vest as follows: (A) 25% of the Restricted Shares (125,000 Restricted Shares) shall vest on the first anniversary of the Commencement Date and, (B) 75% of the Restricted Shares (375,000 Restricted Shares) shall vest in six equal increments of 62,500 Restricted Shares semi-annually thereafter through the fourth anniversary of the Commencement Date;

(ii)

On January 15, 2009, you will be granted 500,000 shares of the Company’s common stock under the Company’s 2007 Stock Plan, subject to your continued employment on January 15, 2009, the terms of the Plan and the Company’s restricted stock agreement which shall reflect the terms of this Agreement. The grant date will be January 15, 2009. The Restricted Shares shall vest as follows: (A) 25% of the Restricted Shares (125,000 Restricted Shares) shall vest on the first anniversary of the Commencement Date and, (B) 75% of the Restricted Shares (375,000 Restricted Shares) shall vest in six equal increments of 62,500 Restricted Shares semi-annually thereafter through the fourth anniversary of the Commencement Date. The obligation to grant these shares, or an equivalent value of shares in the Acquirer, shall survive an Acquisition (as defined below) and be binding upon an Acquirer; and

(iii)

You may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed at the time the Shares are acquired on the grant date (“Section 83(b) Election”). A Section 83(b) Election must be filed with the Internal Revenue Service within thirty (30) days of the grant date. If you do not make a Section 83(b) Election, then you will be obligated to pay to the Company the amount of any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the shares. You shall satisfy such tax withholding obligations by delivery to the Company, on each date on which shares vest, such number of shares that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the NASDAQ Global Select Market on the trading date immediately prior to such vesting date) equal to the amount of the Company’s withholding obligation; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Such delivery of Shares to the Company shall be deemed to happen automatically, without any action required on your part, and the Company is hereby authorized to take such actions as are necessary to effect such delivery of shares to the Company.

(e)	Performance Stock Grants. In addition to the foregoing equity grants and other compensation, you will be entitled to the following additional equity compensation:

(i)

First Performance Grant. A grant of 250,000 shares of common stock upon the Company’s achieving, during your employment, certain performance metrics between January 1, 2010 and December 31, 2012 as agreed by the parties and approved by the Compensation Committee of the Board of Directors. The 250,000 shares shall be granted within thirty (30) days of the Company’s reporting of its financial results for which the performance metrics were achieved and shall be fully vested on the date of grant. This obligation shall survive any Acquisition and be binding upon and inure to the benefit of any third party to such Acquisition.

(ii)

Second Performance Grant. An additional grant of 250,000 shares of common stock upon the Company’s achieving, during your employment, certain incremental performance metrics between January 1, 2010 and December 31, 2012 as agreed by the parties and approved by the Compensation Committee of the Board of Directors. The 250,000 shares shall be granted within thirty (30) days of the Company’s reporting of its financial results for which the performance metrics were achieved and shall be fully vested on the date of grant. This obligation shall survive any Acquisition and be binding upon and inure to the benefit of any third party to such Acquisition.

(f)

Acquisition. Each of the option and restricted stock agreements shall contain a provision whereby the Company agrees, and the Company does hereby agree that, in the event of an Acquisition, (i) 100% of all unvested options granted to you hereunder at any time to purchase the Company’s common stock shall accelerate and all such options shall immediately become vested and exercisable for the shorter of five (5) years from the

Acquisition or the original remaining life of the option(s), and (ii) 100% of all Restricted Shares granted to you hereunder at any time shall (A) accelerate; and (B) become fully vested; and (C) any and all restrictions on such Restricted Shares shall be terminated and any and all legends shall be removed.

4.             Employment Eligibility.  In compliance with the Immigration Reform and Control Act of 1986, you are required to establish your identity and employment eligibility.  Therefore, on your first day of employment you will be required to fill out an Employment Verification Form and present documents in accordance with this form.

5.             Benefits.  During your employment with the Company, you shall be entitled to the following benefits:

(a)

The Company shall reimburse you for your relocation costs incurred within 12 months of your Commencement Date, including moving expenses, temporary living and travel expenses and any related expenses up to $25,000. You agree to submit receipts supporting all of your relocation expenses;

(b)

You shall be entitled to four (4) weeks of vacation per year ratable for 2008 based on your Commencement Date. Unused vacation may be carried over each year during your employment or paid to you upon termination consistent with Company policy and limitations;

(c)

You will be eligible to participate as an employee of the Company in all benefit plans and fringe benefits and perquisites generally provided employees of the Company in accordance with Company policy, currently including group health, life and dental insurance, 401K program and equity incentive plans. The Company retains the right to change, add or cease any particular benefit for its employees; and

(d)

The Company shall reimburse you for all travel, business development, meals, entertainment and other expenses incurred by you in connection with the performance of your duties and obligations on behalf of the Company. You shall comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and shall promptly provide all appropriate and requested documentation in connection with such expenses.

6.             Confidentiality.  The Company considers the protection of its confidential information, proprietary materials and goodwill to be very important.  Therefore, as a condition of your employment and the stock option and restricted stock grants described above, you and the Company will become parties to a Non-competition and Confidentiality Agreement.  Two copies of this agreement are sent with this offer letter. Both copies must be signed and returned to the Company prior to the Commencement Date.

7.             Indemnity.  As an executive of the Company, you will enter into an Indemnity Agreement with the Company.  Two copies of this agreement are sent with this offer letter.  Both copies must be signed and returned to the Company upon your employment.

8.             Termination and Eligibility for Severance.   You shall be eligible to receive the termination and severance benefits as set forth in this paragraph 8. You shall not be eligible to receive the severance payments and benefits described in this Section in the event that your employment is terminated by the Company for Cause (as defined below) or you resign from employment other than for Good Reason (as defined below).

(a)

In the event the Company terminates your employment for any reason other than Cause (as defined below) or your employment terminates due to your death or disability or you terminate your employment for Good Reason (as defined below), and subject to your full execution without revocation of a comprehensive severance agreement and release of claims against the Company in a form and scope acceptable to the Company, you (or your estate or your successors and assigns, as the case may be) will be eligible to receive the following severance and related post-termination benefits:

(i)                                     a lump sum payment equal to one and one half (1.5) times your then annual base salary payable at the time of termination;

(ii)                                  One and one half (1.5) times your then Target Bonus payable in a lump sum at the time of termination, unless the termination follows an Acquisition in which case you will receive two and a half (2.5) times your then Target Bonus;

(iii)                               health benefits continuation at the company’s expense for the 18 month period following the termination of your employment;

(iv)                              any allowable unreimbursed expenses and any accrued but unused vacation pay;

(v)                                 any stock options granted to you by the Company that are unvested as of the termination date and would vest over the twenty four (24) months following your termination will accelerate and immediately vest upon termination in accordance with the terms of the applicable stock option agreements; provided that, if your termination under this Section 8(a) occurs prior to January 15, 2009, then any unvested options at that time will fully accelerate and immediately vest.  Your stock options, upon vesting, will remain outstanding and exercisable for the shorter of five (5) years from your separation date or the original remaining life of the option(s); and

(vi)                              any Restricted Shares granted to you by the Company that are unvested as of the termination date will accelerate and immediately vest upon termination in accordance with the terms of the applicable Restricted Stock agreements,  and any and all restrictions on such Restricted Shares shall be terminated and any and all legends shall be removed so that the shares be and are freely marketable.

(b)           Definitions

(i)                                     An “Acquisition” as used in this Agreement shall mean any of the following: (A) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or its Affiliates), is or becomes the “beneficial owner” (as defined in Rule 1 3d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or you) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or (B) in the event that the individuals who at the beginning of the Term constitute the Board of Directors, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Board then still in office who either were members of the Board at the beginning of the Term or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or (C) the consummation of a merger or consolidation of the Company with or the sale of the Company to any other entity and, in connection with such merger, consolidation or sale; individuals who constitute the Board immediately prior to the time any agreement to effect such merger or consolidation is entered into fail for any reason to constitute at least a majority of the board of directors of the surviving or acquiring corporation following the consummation of such merger, consolidation or sale; (D) the stockholders of the Company approve a plan of complete liquidation of the Company; (E) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity not controlled by the Company.

(ii)                                  “Good Reason” means (A)  a material breach of this Agreement by the Company, which breach is not cured by the Company within fifteen (15) days following written notice thereof from you; provided, however, that the Company may only utilize its cure right two times hereunder; (B) the relocation of the Company’s headquarters such that the distance from your residence to the Company’s headquarters is increased by more than forty (40) miles from the Company’s current headquarters in Westford, Massachusetts; (C) a reduction in your annual Base Salary set forth above; (D) the assignment to you of a lower position in the organization in terms of your title, responsibility, authority or status unless agreed to in writing by you;  or (E) your ceasing to be a member of the Company’s Board of Directors for any reason other than your death,  disability, termination for Cause hereunder, resignation as an employee or director, refusal to stand for re-election to the Board of Directors or the failure to be elected by the stockholders after being nominated and recommended by the Board of Directors.

(iii)                                     “Cause” means (A) gross negligence or willful misconduct by you that has a material adverse effect on the Company and (1) continues after the Company has provided you with thirty (30) days prior written notice of the gross negligence or willful misconduct, or (2) cannot be remedied or cured, (B)  your conviction of a non-vehicular misdemeanor or felony relating to your duties while employed at the Company, or (C) a willful and material violation of any written agreement between you and the Company, including, without limitation, this Agreement and the Noncompetition and Confidentiality Agreement that you fail to remedy within thirty (30) days following written notice from the Company.

(c)                                  Tax Implications of Termination. Subject to this Section 8(d), any payments or benefits under Section 8 shall begin only upon the date of a “separation from service” as defined under Section 409A which occurs or after the date of termination under this Section 8. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under Section 8:

(i)                                     It is intended that each installment of the payments and benefits provided under Section 8 shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”).  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(ii)                                  If, as of the date your “separation from service” with the Company, you are not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 8; and

(iii)                               If, as of the date of your “separation from service” with the Company, you are a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(A) Each installment of the payments and benefits due under Section 8 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A.  For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the tax year in which your separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which your separation from service occurs; and

(B) Each installment of the payments and benefits due under Section 8 that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following your “separation from service” with the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of following the taxable year of in which your separation from service occurs.

9.             Section 409A of the Code.   This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A.  Notwithstanding the foregoing, to the extent that the Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors nor its or their designees or agents shall be liable to you or any other person for any actions, decisions or determinations made in good faith.

10.           No Mitigation.  The parties hereto agree that you shall not be required to mitigate damages in respect of any termination benefit or payment due under this Agreement, nor shall any such benefit or payment be offset by any future compensation or income received by you from any other source.

11.           Provision of Benefits.  Should the continuation of any benefits to be provided to you following the termination of your employment hereunder be unavailable under the Company’s benefit plans for any reason, the Company shall pay for you to receive such benefits under substantially similar plans from similar third party providers.

12.           Other Agreements.  You represent and warrant to the Company that you are not bound by any agreement with a previous employer or other party which you would in any way violate by accepting employment with the Company or performing your duties as an employee of the Company.  You further represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer or any other party.

13.           Assignment.  This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

14.           General.

(a)          Entire Agreement; Modification. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein.  This Agreement supersedes any and all prior agreements, written or oral, between you and the Company.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

(b)         Severable Provisions.  This provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of the Agreement shall nevertheless be binding and enforceable.  Notwithstanding the foregoing, if there are any conflicts between the terms of this Agreement and the terms of any Plan document referred to in this Agreement, then the terms of this Agreement shall govern and control.  Except as modified hereby, the Agreement shall remain unmodified and in full force and effect.

(c)          Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions hereof.

(d)         Arbitration.

(i)                                     Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement will be finally settled by binding arbitration in New York, New York, under the jurisdiction of the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

(ii)                                  The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

(iii)                               Except as otherwise provided in this Agreement, all the fees and expenses of the arbitrator will be borne by the Company, and each party will bear the fees and expenses of its own attorney.

(iv)                              The parties agree that this Section 14(d) has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section 14(d) will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(v)                                 The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof

(e)          Notices.  All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or FedEx) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address:  General Counsel, Sonus Networks, Inc., 7 Technology Park Drive, Westford, MA 01886, and to you at the following address:  71 Ettl Circle, Princeton, NJ 08540 with a copy to Sack & Sack, 110 East 59th Street, 19th Floor, New York, NY 10022, Attn:  Jonathan S. Sack, Esq.  Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail.  Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(f)            Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

You may accept this offer of employment and the terms and conditions thereof by confirming your acceptance in writing by May 16, 2008.  Please send your letter to the company, or via e-mail to hahmed@sonusnet.com which execution will evidence your agreement with the terms and conditions set forth herein and therein.  We are enthusiastic about your joining us, and believe that our technical and business goals will provide every opportunity for you to achieve your personal and professional objectives.

I am looking forward to your joining the team to help us take Sonus to the next level.

Very truly yours,

/s/ Hassan Ahmed
Hassan Ahmed
Chairman of the Board of Directors

Accepted by:

/s/ Richard N. Nottenburg	May 16, 2008
Richard N. Nottenburg	Date